EXHIBIT 23(h)(4)




                              CMG MONEY MARKET FUND
                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

                  AGREEMENT made the ___ day of March, 2002 by and between CMG Investors Trust, a Delaware business trust (the "Trust"), on behalf of its portfolio known as CMG Money Market Fund (the "Fund") and Capital Management Group Advisors, LLC, a Delaware limited liability company (the "Manager"):

                              W I T N E S S E T H:

                  WHEREAS, the Trust is an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will serve as the investment adviser of the Fund; and

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. The Manager agrees to pay, waive or absorb the ordinary operating expenses of the Fund (including any fees or expense reimbursements payable to the Manager or any affiliate of the Manager pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions and extraordinary expenses of the Fund)("Operating Expenses"), and including the Fund's share of Operating Expenses of the Money Market Portfolio of Cadre Institutional Investors Trust in which the Fund invests, which exceed the following per annum rates as a percentage of the average daily net assets attributable to each class of the Fund's shares (the "Expense Limitation"): (i) 0.35% with respect to Institutional Shares; and (ii) 0.60% with respect to Advisor Shares.

         2. The Expense Limitation will remain in effect as to each class of shares unless and until the Board of Trustees of the Trust approves its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate as to such class in the event that the investment management agreement in effect between the Trust on behalf of the Fund and the Manager (or an affiliate of the Manager) is terminated by the Trust without the consent of the Manager and a new investment advisory agreement with the Manager (or an affiliate of the Manager) does not become effective upon such termination.

         3. The Trust, on behalf of each class of shares of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Manager, and to reimburse the Manager out of assets belonging to the applicable class for, any Operating Expenses of the class in excess of the Expense Limitation that are paid or assumed by the Manager pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the applicable class for any year to exceed the Expense Limitation. This Agreement of the Trust to reimburse the Manager for excess expenses of any class paid, waived or absorbed by the Manager shall terminate in the event the Manager or any affiliate of the Manager terminates the investment management agreement now in effect between the Trust on behalf of the Fund and the Manager (or any affiliate of the Manager) without the consent of the Trust (other than a termination resulting from an assignment).



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         4. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         5. The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

         6. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.



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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement on the day and year first above written.

                                         CMG INVESTORS TRUST,
                                         on behalf of CMG Money Market Fund



                                         By:
                                                  ------------------------------
Attest:                                  Date:   _______________________________




                                         CAPITAL MANAGEMENT GROUP ADVISORS, LLC



                                         By:
                                                  ------------------------------
Attest:                                  Date:   _______________________________



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